Exhibit 99.2

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Baglio, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW SOFTWARE REPORTS 2005 FOURTH QUARTER AND YEAR RESULTS

BURLINGTON, MA – April 5, 2006 – RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the fourth quarter and year ended December 31, 2005.

Revenues for fiscal year 2005 were $5,645,000 compared to $4,663,000 in 2004. The Company’s net loss for fiscal year 2005 was $2,465,000, or $0.12 per share, compared to a net loss of $3,780,000 million, or $0.19 per share, in 2004.

Revenues for the fourth quarter of 2005 were $1,251,000 compared to $1,329,000 for the same period last year. The Company’s net loss for the fourth quarter of 2005 was $518,000, or $0.03 per share, compared to a net loss of $866,000, or $0.04 per share, for the same period last year.

“We are encouraged by the improvement in our annual revenues and the substantial reduction in our loss,” said Ilan Kinreich, President and CEO of RadView. “We look forward to continuing our efforts toward future profitability while expanding our presence in the marketplace.”

The Company separately announced the signing of definitive agreements on April 4, 2006 for a financing with Fortissimo on behalf of itself and several co-investors, with a minimum initial investment of $1,500,000 and, at the election of the investors, an additional investment of up to $2,250,000.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,600 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; need for additional financing; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Software licenses	$575	$783	$3,138	$2,456
Services	676	546	2,507	2,207
Total Revenues	1,251	1,329	5,645	4,663

Cost of Sales:
Software licenses	26	22	147	86
Services	38	86	255	327
Total Cost of Sales	64	108	402	413

Gross Profit	1,187	1,221	5,243	4,250

Operating Expenses:
Sales and marketing	607	897	3,287	3,542
Research and development	395	709	2,229	2,631
General and administrative	590	467	2,004	1,831
Total Operating Expenses	1,592	2,073	7,520	8,004

Operating loss	(405)	(852)	(2,277)	(3,754)

Interest income (expense), net	(105)	7	(177)	19
Other expense	(8)	(21)	(11)	(45)

Net loss	$(518)	$(866)	$(2,465)	$(3,780)

Basic and diluted net loss per share	$(0.03)	$(0.04)	$(0.12)	$(0.19)

Weighted average number of shares used in computing basic and diluted net loss per share	20,526	20,526	20,526	19,826

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$206	$2,163
Accounts receivable, net	679	605
Prepaid expenses and other current assets	179	375
Total current assets	1,064	3,143

Property and Equipment, net	144	164
Other Assets	383	607

Total Assets	$1,591	$3,914

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Revolving line of credit	$70	$—
Accounts payable	570	239
Accrued expenses	1,134	1,112
Restructuring reserve, current	—	29
Deferred revenue	1,659	1,905
Total current liabilities	3,433	3,285

Long-term Liabilities:
Accrued severance	539	713

Total Liabilities	3,972	3,998

Shareholders’ Deficit:
Ordinary shares	51	51
Treasury shares, at cost	(100)	(100)
Additional paid-in capital	56,981	56,813
Accumulated deficit	(59,313)	(56,848)
Total Shareholders’ Deficit	(2,381)	(84)

Total Liabilities and Shareholders’ Deficit	$1,591	$3,914